Exhibit 10.1

THIRD SUPPLEMENTAL FORBEARANCE AGREEMENT
This THIRD SUPPLEMENTAL FORBEARANCE AGREEMENT, dated as of September 24, 2017 (this “Agreement”), is by and among Armstrong Energy, Inc., a corporation organized under the laws of Delaware (the “Company”), the Guarantors (together with the Company, the “Obligors”) and the undersigned beneficial holders or investment managers or advisors for such beneficial holders (together with any party that executes a Third Supplemental Forbearance Joinder Agreement (the form of which is attached hereto as Exhibit A) after the date hereof, the “Supporting Holders”) of the Company’s 11.75% Senior Secured Notes due 2019 (the “Notes”).
WHEREAS, the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee and Collateral Agent (in either or both such capacities, the “Trustee”), are parties to (1) that certain Indenture, dated as of December 21, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) under which the Notes were issued; (2) that certain Security Agreement, dated as of December 21, 2012 and (3) that certain Pledge Agreement, dated as of December 21, 2012 and any related documents and instruments that serve to grant and provide collateral to the Trustee (as amended, restated, supplemented or otherwise modified from time to time, and collectively, the “Security Documents” and, together with the Indenture, the “Notes Documents”);
WHEREAS, the current principal amount outstanding of such Notes is $200,000,000 and interest payments on the Notes are due semiannually, on June 15 and December 15;
WHEREAS, an interest payment on the Notes in the amount of $11,750,000 was due on June 15, 2017 (the “June 2017 Interest Payment”), and the Company did not make such payment (the “Specified Default”);
WHEREAS, on July 17, 2017 (after giving effect to section 14.07 of the Indenture), the Company’s nonpayment on the June 2017 Interest Payment had continued for a period of thirty (30) days and thus matured into an Event of Default;
WHEREAS, as a result of the Specified Default, the Holders and the Trustee will at all times have the immediate right to exercise any and all remedies allowed pursuant to the terms of the Notes Documents, including, without limitation, (a) charging default rate interest, (b) the initiation or continuation of any legal action, and any enforcement action permitted under the Notes Documents, against the Company or any Guarantor, (c) instructing the Trustee to take any action permitted under the Notes Documents or applicable law, and (d) taking any such actions in furtherance of any of the foregoing (collectively, all such rights and remedies the “Rights and Remedies”);
WHEREAS, the Company is exploring a potential restructuring or recapitalization transaction (a “Potential Transaction”);

WHEREAS, to facilitate discussions in respect of a Potential Transaction, the Obligors and the Supporting Holders executed: (a) that certain Forbearance Agreement, dated as of July 16, 2017 (the “Original Forbearance Agreement”), in which the Obligors and the Supporting Holders agreed to temporarily forbear in the exercise of their Rights and Remedies solely to the extent arising from the occurrence and continuation of the Specified Default, subject to the terms and conditions of the Original Forbearance Agreement; (b) that certain First Supplemental Forbearance Agreement, dated as of August 15, 2017 (the “First Supplemental Forbearance Agreement”), in which the Obligors and the Supporting Holders agreed to continue to temporarily forbear in the exercise of their Rights and Remedies solely to the extent arising from the occurrence and continuation of the Specified Default, subject to the terms and conditions of the First Supplemental Forbearance Agreement; and (c) that certain Second Supplemental Forbearance Agreement, dated as of September 15, 2017 (the “Second Supplemental Forbearance Agreement”), in which the Obligors and the Supporting Holders agreed to continue to temporarily forbear in the exercise of their Rights and Remedies solely to the extent arising from the occurrence and continuation of the Specified Default, subject to the terms and conditions of the Second Supplemental Forbearance Agreement;
WHEREAS, the Second Supplemental Forbearance Period (as defined in the Second Supplemental Forbearance Agreement) will terminate at 11:59 p.m. New York City time on September 24, 2017; and
WHEREAS, to facilitate continued discussions in respect of a Potential Transaction, the Obligors and the Supporting Holders agree to continue to temporarily forbear in the exercise of their Rights and Remedies solely to the extent arising from the occurrence and continuation of the Specified Default, subject to the terms and conditions of this Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION I.  ACKNOWLEDGMENTS
1.01    Each of the Obligors hereby acknowledges and agrees, upon execution and delivery of this Agreement, subject to the terms set forth herein, that:
(a)The acknowledgements contained in sections 1.01(a)-(d) of the Original Forbearance Agreement remain true in all respects;
(b)Subject to the terms of this Agreement, the Supporting Holders have not waived, released or compromised, do not hereby waive, release or compromise, and may never waive, release or compromise any events, occurrences, acts, or omissions that may constitute or give rise to any defaults or Events of Default, including, without limitation, the Specified Default, that existed or may have existed, or may presently exist, or may arise in the future, nor does any Supporting Holder waive any Rights and Remedies, including, without limitation, the right to direct the Collateral Agent (as defined in the Security Documents) to foreclose on any property pledged as Collateral (as defined in the Security Documents) under the Notes Documents;

(c)The execution and delivery of this Agreement shall not, except as otherwise set forth herein: (i) constitute an extension, modification, or waiver of any aspect of the Indenture; (ii) extend the maturity of the Notes or the due date of any payment of any amount(s) due thereunder or payable in connection therewith; (iii) give rise to any obligation on the part of the Supporting Holders to extend, modify or waive any term or condition of the Notes; (iv) establish any course of dealing with respect to the Notes; or (v) give rise to any defenses or counterclaims to the right of the Supporting Holders to compel payment of the Notes or any amounts(s) due thereunder or payable in connection therewith or otherwise enforce their rights and remedies set forth in the Notes Documents; and
(d)Except as expressly provided herein, the Supporting Holders’ agreement to forbear in the exercise of their Rights and Remedies solely as to the Specified Default, and to perform as provided herein, shall not invalidate, impair, negate or otherwise affect the Trustee’s or Supporting Holders’ ability to exercise their Rights and Remedies under the Notes Documents or otherwise.
SECTION II.      THIRD SUPPLEMENTAL FORBEARANCE
2.01    Third Supplemental Forbearance. In consideration of the Obligors’ agreement of timely and strict compliance with the terms of this Agreement, and in reliance upon the representations, warranties, agreements and covenants of Obligors set forth herein, subject to the satisfaction of each of the conditions precedent to the effectiveness of this Agreement, from the Agreement Effective Date (as defined below) until the Termination Date (as defined below), each Supporting Holder (severally and not jointly) hereby agrees to forbear (the “Third Supplemental Forbearance”) from exercising any of the Rights and Remedies under the Notes Documents or applicable law solely with respect to the Specified Default. For the avoidance of doubt, during the Third Supplemental Forbearance Period only, each Supporting Holder agrees that it (individually or collectively) will not deliver any notice or instruction to the Trustee directing the Trustee to exercise any of the Rights and Remedies under the Notes Documents or applicable law solely with respect to the Specified Default.
2.02    Limitation on Transfers of Notes. During the Third Supplemental Forbearance Period, each of the Supporting Holders hereby agrees not to sell, assign, pledge, lend, hypothecate, transfer or otherwise dispose of (each, a “Transfer”) any ownership (including beneficial ownership) of Notes (or any rights in respect thereof, including but not limited to the right to vote) held by such Supporting Holder as of the date hereof except to a party who (i) is already a Supporting Holder party to this Agreement or (ii) prior to such Transfer, agrees in writing to be bound by all of the terms of this Agreement (including with respect to any and all claims it already may hold against the Company prior to such Transfer) by executing a Third Supplemental Forbearance Joinder Agreement substantially in the form of Exhibit A hereto, and delivering an executed copy thereof, within two (2) business days of closing of such Transfer, to counsel to the Company. Any Transfer made in violation of this Section 2.02 shall be void ab initio, and the Company shall have the right to enforce the voiding of any such Transfer.
2.03    Third Supplemental Period Forbearance Period. The Third Supplemental Forbearance shall commence on the Agreement Effective Date (as defined below) and continue until the earlier of (a) September 29, 2017 at 12:01 p.m. New York City time and (b) the date on which any Event of Termination (as defined below) shall have occurred (the earlier of (a) and (b), the “Termination Date” and the period commencing on the Agreement Effective Date and ending on the Termination Date, the “Third Supplemental Forbearance Period”). From and after the Termination Date, the Third Supplemental Forbearance shall immediately and automatically terminate and have no further force or effect, and each of the Supporting Holders shall be released from any and all obligations and agreements under this Agreement and shall be entitled to exercise any of the Rights and Remedies as if this Agreement had never existed, and all of the Rights and Remedies under the Notes Documents and in law and in equity shall be available without restriction or modification, as if this Third Supplemental Forbearance had not occurred.
SECTION III.      EVENTS OF TERMINATION.
3.01    Events of Termination. The Third Supplemental Forbearance Period shall automatically terminate if any of the following events shall occur (each, an “Event of Termination”):
(a)    the failure of any Obligor to comply with any term, condition or covenant set forth in this Agreement, including, without limitation, the covenants in Section IV of this Agreement, unless (a) holders of a majority of the principal amount of debt held by all Supporting Holders (the “Requisite Supporting Holders”), in their sole discretion, grant a cure period for compliance with such term, condition or covenant (in which case the Third Supplemental Forbearance Period shall terminate if the applicable Obligor does not comply by the expiration of the cure period granted by the Requisite Supporting Holders) or (b) the Obligor’s failure to comply is otherwise waived by the Requisite Supporting Holders; provided that, notwithstanding the foregoing, the Obligors shall have three (3) business days to cure any default of the covenants contained in Sections 4.05(c) and (f) herein after receiving notice of such default.
(b)    other than the Specified Default relating to the non-payment of the June 2017 Interest Payment, there occurs any Default or Event of Default under the Indenture that is not cured within any applicable grace period;
(c)    a case under title 11 of the United States Code or any similar reorganization, liquidation, insolvency, or receivership proceeding under applicable law is commenced by any Obligor;
(d)    the Company notifies any Supporting Holder or its representatives that it is terminating discussions regarding a Potential Transaction; or
(e)    the Company cures the Specified Default by making the June 2017 Interest Payment and pays any default interest or late penalties, and no other Default or Event of Default has occurred and remains uncured at the time the Company cures such Specified Default.
SECTION IV.      OTHER AGREEMENTS
4.01    Accrued Interest. The Obligors agree that during the Third Supplemental Forbearance Period, interest on all outstanding Obligations, including the unpaid principal amount of the Notes and the June 2017 Interest Payment, shall continue to accrue at a rate of 11.75% per annum (plus, to the extent applicable, any additional interest, penalties, fines or other payments required by any of the Notes Documents or applicable law) pursuant to the terms of the Indenture.
4.02    Negative Covenants. The Obligors covenant that during the Third Supplemental Forbearance Period, each of Obligors shall not:
(a)    (i) Incur (as defined in the Indenture), directly or indirectly, any Indebtedness (as defined in the Indenture); or (ii) create, Incur (as defined in the Indenture) or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets or income or profits therefrom, or collaterally assign or convey as collateral any right to receive income therefrom, in each case that is not used immediately to irrevocably repay the Notes; or
(b)    (i) Terminate the engagement of the CRO; or (ii) modify the terms of the CRO’s engagement, including the scope of the CRO’s duties, without the consent of the Requisite Supporting Holders, such consent not to be unreasonably withheld.
4.03    Active Engagement of CRO. The Company shall actively engage the CRO in its business and operations and otherwise ensure that the CRO selected and appointed pursuant to the terms of the Original Forbearance Agreement is properly utilized, including, but not limited to, requesting that the CRO perform some or all of the services described in the CRO’s engagement letter during the Third Supplemental Forbearance Period.
4.04    Retention of Professionals; Expenses.
(a)    The Company shall continue to pay (i) the reasonable and documented fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), counsel to the Supporting Holders, in accordance with the engagement letter executed with Paul, Weiss; and (ii) the reasonable and documented fees of any local counsel retained by Paul, Weiss.
(b)    The Company shall continue to pay the reasonable and documented fees and expenses of Houlihan Lokey, Inc. (“Houlihan”, and together with Paul, Weiss and any local counsel retained by Paul, Weiss, the “Advisors”), financial advisors to the Supporting Holders, in accordance with the engagement letter executed with Houlihan.
(c)    The Company shall continue to pay the reasonable and documented fees and expenses of Loeb & Loeb LLP (“Loeb”), counsel to the Trustee, in accordance with the engagement letter executed by the Trustee with Loeb; provided that Loeb may include the Trustee’s reasonable and documented fees and expenses on any invoice submitted by Loeb, and the Company shall continue to pay such reasonable and documented fees to Loeb for the benefit of the Trustee.
4.05    Information. The Obligors shall provide to the Advisors and to each Supporting Holder that has executed an NDA (as defined in the Original Forbearance Agreement) with the Company (such Supporting Holders, “Restricted Holders”):

(a)    promptly and in any event within two (2) business days of the occurrence thereof, written notice (which notice may be delivered by an email from the Obligors or their counsel to Paul, Weiss) regarding the occurrence of (i) any Event of Termination or (ii) any other event which could reasonably be expected to have a material adverse effect on the Obligors or their businesses or assets;
(b)    twice weekly reports regarding the status of or any developments in connection with a Potential Transaction, provided that, any such reports may be replaced with a conference call between representatives of the Company and the Restricted Holders to discuss the topics referred to above;
(c)    upon written request of the Advisors, any information that is reasonably necessary to evaluate the Company and its Affiliates, a Potential Transaction (including copies of any term sheets, letters of intent, or other similar agreements, solicitations of interest or other materials relating to a Potential Transaction received by or delivered to the Company or any of its advisors), any underlying financial information reasonably necessary to evaluate a Potential Transaction, and to verify the Obligors’ compliance with the terms of this Agreement, the Indenture or any of the Notes Documents (other than with respect to the Specified Default), such information shall be provided to the Advisors as promptly as reasonably practicable following the Advisors’ written request for such information (which may be delivered by email);
(d)    upon the reasonable request of the Advisors or the Restricted Holders in connection with evaluating the Business Plans (as defined in the Original Forbearance Agreement), any financial, operating or other information reasonably helpful in evaluating such Business Plans; and
(e)    by no later than 5:00 p.m. New York City time on September 27, 2017, an updated Cash Forecast (as defined in the Original Forbearance Agreement), together with a Variance Report (as defined in the Original Forbearance Agreement).
4.06    In-Person Meetings. The Obligors shall continue to make their management team, including the CRO (if employed at such time), and any other person reasonably requested by the Restricted Holders available for in-person meetings to discuss a Potential Transaction, at a location and time mutually convenient for the parties.
4.07    Update Calls. During the Third Supplemental Forbearance Period, the Obligors’ management team, including the CRO (if employed at such time), the Obligors’ legal and financial advisors and the Restricted Holders’ legal and financial advisors shall convene a telephonic meeting at a time mutually convenient for the parties to discuss the status of and progress towards a Potential Transaction (such telephonic meetings, “Update Calls”). Restricted Holders and the independent members of the Company’s board of directors may, but are not obligated to, participate in Update Calls. The first such Update Call during the Third Supplemental Forbearance Period shall be held the week of September 25, 2017; provided, for the avoidance of doubt, that the Obligors’ management team, the CRO, and the Obligors’ legal and financial advisors shall be available as reasonably requested by the Restricted Holders’ legal and financial advisors for additional telephonic meetings to discuss a Potential Transaction or any related issues.

4.08    Ordinary Course Operation of the Businesses. During the Third Supplemental Forbearance Period, the Obligors shall operate their businesses in the ordinary course and shall only make payments (i) in the ordinary course of business and (ii) consistent, as to timing and amount, with the Cash Forecast provided to Houlihan on September 22, 2017; provided that (a) the Obligors shall comply with the foregoing section (ii) if the amount of payments made during the Third Supplemental Forbearance Period does not exceed 105% of the budgeted amount provided in such Cash Forecast on an individual line item basis and on an aggregate basis; and (b) the Obligors may make any additional payments with the written consent of the Requisite Supporting Holders, which consent may be delivered by Paul, Weiss on behalf of such Requisite Supporting Holders.
4.09    Cash Conservation. During the Third Supplemental Forbearance Period the Obligors shall fully utilize any grace period, cure period, or similarly available extension before making any cash payment in an amount greater than $250,000 to any one recipient; provided that the Obligors may make cash payments inconsistent with this Section 4.09 only with the written consent of the Requisite Supporting Holders, which written consent may be delivered by Paul, Weiss on behalf of such Requisite Supporting Holders.
4.10    Deposit Account Control Agreements. During the Third Supplemental Forbearance Period, the Company shall not (i) open any new bank accounts or related accounts except as consented to by the Requisite Supporting Holders, (ii) transfer cash from Deposit Accounts or any other account in which any Obligor holds cash or cash equivalent assets that are subject to a Deposit Account control agreement (a “DACA”) to accounts that are not subject to a DACA or (iii) otherwise deposit funds into an account that is not subject to a DACA; provided, however, that the Company may, from time to time, deposit funds into an account that is not subject to a DACA so long as the balance in any such account does not, after giving effect to such deposit, exceed $10,000.
4.11    Release. Each Obligor (for itself and its Subsidiaries and Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release, waive and forever discharge each of the Supporting Holders, together with each of their respective Affiliates, and each of the directors, officers, members, employees, agents, attorneys, financial advisors and consultants of each of the foregoing (each a “Released Party”, and collectively, the “Released Parties”), from any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, on or prior to the date hereof directly arising out of, connected with or related to this Agreement, the Indenture or any other Notes Document, or any act, event or transaction related or attendant thereto, or the agreements of any Supporting Holder contained therein, or the possession, use, operation or control of any of the assets of any Obligor. Each Obligor represents and warrants that it has no knowledge of any claim by any Releasor against any Released Party or of any facts or acts or omissions of any Released Party which on the date hereof would be the basis of a claim by any Releasor against any Released Party which would not be released hereby.

4.12    Confidentiality.
(a)    Subject to terms of any applicable NDA, each Supporting Holder agrees that all information relating to the Company, the Guarantors or any other Subsidiary or Affiliate of the Company, the Notes Documents or the matters contemplated herein that is received by such Supporting Holder in connection with the performance by any party of this Agreement will be maintained in confidence and will not be disclosed to third parties, except to the extent permitted under any applicable NDA.
(b)    The Obligors agree that all information provided by the Supporting Holders hereunder, including the identity of and amount of Notes held by each Supporting Holder, will be maintained in confidence and will not be disclosed publicly or to third parties other than the Company’s advisors and agents, except as may be required by a court or other governmental agency. If the Company publicly files a copy of this Agreement with the SEC or otherwise it shall redact each Supporting Holder’s signature pages in any such filing so as not to disclose such Supporting Holder’s identity or holdings information.
4.13    Tolling. During the Third Supplemental Forbearance Period, the Obligors hereby agree to toll and suspend the running of the applicable statutes of limitations, laches, or other doctrines relating to the passage of time with respect to any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Supporting Holder (or group thereof) has heretofore had or now or hereafter can, shall or may have against any of the Obligors, respective Affiliates, and each of the directors, officers, members, employees, agents, attorneys, financial advisors and consultants of each of the foregoing.
4.14    Notices. The Company hereby agrees to notify the Supporting Holders reasonably promptly in writing (which may be done by email to Paul, Weiss) of (a) any failure by any of the Obligors to comply with their obligations set forth in this Agreement or (b) the receipt by any of the Obligors of any material complaint or demand by any person against any of the Obligors.
SECTION V.      REPRESENTATIONS AND WARRANTIES
In consideration of the foregoing agreements, the Obligors jointly and severally hereby represent and warrant to each Supporting Holder, and each Supporting Holder severally but not jointly hereby represents and warrants to the Obligors, as follows:
5.01    Such party is duly organized, validly existing and is not in violation in any respect of any term of its charter, bylaws or other constitutive documents, and the execution, delivery and performance of this Agreement are within such party’s power and have been duly authorized by all necessary action.
5.02    This Agreement constitutes a valid and legally binding agreement, enforceable against such party in accordance with its terms.

5.03    No consent or authorization of, filing with, notice to or other act by or in respect of, any governmental or regulatory authority or any other person is required in connection with such party’s entry into, and performance of, this Agreement, except for consents, authorizations, filings and notices which have been obtained or made and are in full force and effect or which are immaterial in nature; and the entry into and performance of this Agreement by such party does and will not conflict with, or result in the default under, any material agreement or document of such party, its constituent documents or any applicable law, regulation or court order, consent or ruling.
5.04    Each Supporting Holder represents and warrants that, as of the date hereof, it beneficially holds, or advises or manages for a beneficial holder, the principal amount of Notes set forth on the signature page attached hereto, and to that extent it advises or acts as a manager for any beneficial holder, it has the authority to enter into this Agreement on behalf of such beneficial holder and that this Agreement is a valid and legally binding agreement, enforceable against that holder and such party.
5.05    The parties to this Agreement acknowledge that nothing in this Agreement, including the presentation of drafts from one party to another, constitutes the making of an offer to sell or the solicitation of an offer to buy securities or loans of any kind or the solicitation of a consent or waiver of any rights under any of the Notes Documents and the entry into this Agreement shall not constitute, directly or indirectly, an incurrence, a refinancing, an extension or a modification in any way of any debt or a recapitalization or restructuring in any way of the obligations of the Obligors.
5.06    The Supporting Holders have not made any assurances concerning (a) the manner in which or whether the Specified Default may be resolved or (b) any additional forbearance, waiver, restructuring or other accommodations.
SECTION VI.      RATIFICATION OF EXISTING AGREEMENTS
6.01    The Obligors and the Supporting Holders hereby acknowledge and agree that, (a) the relationships between the Obligors and the Supporting Holders are governed by the Notes Documents, this Agreement, and other agreements that may be executed by the Obligors and the Supporting Holders from time to time, (b) no fiduciary duty or special relationship is or will be created by any discussions regarding any possible amendment, waiver or forbearance, (c) the rights and obligations of the Supporting Holders under this Agreement are several and not joint and no Supporting Holder shall be liable or responsible for obligations of any other Supporting Holder, (d) no Supporting Holder has made to any Obligor, and no Obligor has made to any Supporting Holder, any promise, commitment or representation of any kind or character with respect to any forbearance or other matter as of the date of this Agreement other than as set forth in this Agreement, (e) this Agreement has no effect or bearing on any rights or remedies the Supporting Holders may have available under the Notes Documents other than as explicitly provided for herein, (f) no person has any obligation to engage in discussions with any other person after the date hereof regarding any further forbearance and (g) no Supporting Holder and no Obligor has any obligation under any circumstances to amend, waive, supplement or otherwise modify the terms of the Notes Documents, offer any discounted payoff of the Notes, refinance or exchange the Notes, vote or refrain from voting or otherwise acting with respect to its Notes, extend the Third Supplemental Forbearance Period, grant any other forbearance, agree to any amendment, supplement, waiver or other modification or any Potential Transaction, enter into any definitive documentation in connection with a Potential Transaction, or extend any other accommodation, financial or otherwise, to any Obligor or any of its Affiliates.
SECTION VII.      MISCELLANEOUS
7.01    Conditions Precedent to Effectiveness of this Agreement. This Agreement and the Third Supplemental Forbearance shall become effective upon fulfillment of the following conditions (the date on which such conditions are satisfied or waived, the “Agreement Effective Date”):
(a)    The parties to this Agreement receiving counterparts of this Agreement duly executed by (i) the Company, (ii) the Guarantors and (iii) beneficial holders, or investment managers or advisors for such beneficial holders, of more than 75% of the outstanding principal amount of the Notes; and
(b)    The Company confirms to the satisfaction of the Supporting Holders (which may be done via email to Paul, Weiss) that, other than any cash or cash equivalent assets held in an account that has a balance of less than $10,000 as of the date hereof (and provided that no more than ten (10) such accounts exist), all of the Company’s cash or cash equivalent assets continue to be held in bank accounts that are subject to a properly executed DACA.
Notwithstanding anything herein to the contrary, if the Agreement Effective Date does not occur on or before September 27, 2017, then this Agreement shall automatically terminate without further notice or action by any party.
7.02    More Favorable Agreements. If the Company has entered into or at any time on or after the date hereof enters into a forbearance or similar agreement with any other holder of Notes that contains terms more favorable to such holder than those contained in this Agreement (each such agreement, a “More Favorable Agreement”), such terms of such More Favorable Agreement shall automatically be incorporated unless the Requisite Supporting Holders, in their sole discretion, elect not to include any such terms. The Company shall (a) promptly notify the Supporting Holders of its entry into a More Favorable Agreement, including the identity of the other party to such More Favorable Agreement, and (b) promptly provide a copy of such More Favorable Agreement to the Supporting Holders.
7.03    Counterparts. This Agreement may be executed and delivered in any number of counterparts with the same effect as if the signatures on each counterpart were upon the same instrument. Any counterpart delivered by facsimile or by other electronic method of transmission shall be deemed an original signature thereto.
7.04    Interpretive Matters.
(a)    Capitalized terms used (but not defined) herein shall have the meanings ascribed to them in the Original Forbearance Agreement.

(b)    Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection and clause references herein are to this Agreement unless otherwise specified.
(c)    The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, any individual, corporation, company, partnership or other entity.
7.05    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, not including the conflict of law rules and principles thereof. Each party hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan, City of New York for any action, suit, or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.
7.06    Successors and Assigns. This Agreement shall be binding upon each of the Company, the Guarantors, the Supporting Holders and their respective successors and assigns, and shall inure to the benefit of each such person and their permitted successors and assigns.
7.07    Additional Parties. Without in any way limiting the provisions hereof, additional holders or beneficial owners of Notes may elect to become parties to this Agreement by executing and delivering to the Company a Third Supplemental Forbearance Joinder Agreement substantially in the form of Exhibit A hereto. Such additional holder or beneficial owner of Notes shall become a Supporting Holder under this Agreement in accordance with the terms of this Agreement.
7.08    Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
7.09    Integration. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein. Except as otherwise provided herein, this Agreement supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every nature whatsoever with respect to the matters referred to in this Agreement, all of which have become merged and finally integrated into this Agreement. Each of the parties hereto understands that in the event of any subsequent litigation, controversy or dispute concerning any of the terms, conditions or provisions of this Agreement, no party shall be entitled to offer or introduce into evidence any oral promises or oral agreements between the parties relating to the subject matter of this Agreement not included or referred to herein and not reflected by a writing included or referred to herein.
7.10    Jury Trial Waiver. The Company, the Guarantors and the Supporting Holders, by acceptance of this Agreement, mutually hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any litigation based herein, arising out of, under or in connection with this Agreement and the Notes Documents or any other documents contemplated to be executed in connection herewith, or any course of conduct, course of dealings, statements (whether verbal or written) or actions of any party, including, without limitation, any course of conduct, course of dealings, statements or actions of any Supporting Holder relating to the administration of the Notes or enforcement of the Notes Documents arising out of tort, strict liability, contract or any other law, and agree that no party will seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived.
7.11    Email. Unless the context of this Agreement clearly requires otherwise, any notice or other communication required by this Agreement may (a) if from the Obligors to the Supporting Holders (or any subset thereof), be made by email from counsel to the Obligors to Paul, Weiss or (b) if from the Supporting Holders (or any subset thereof) to the Obligors, be made by email from Paul, Weiss to counsel for the Obligors. For the avoidance of doubt, any notice or communication contemplated by this Agreement, regardless of whether the applicable subsection of this Agreement contemplates email delivery of such notice or communication, may be done via email.
7.12    Amendment. This Agreement may only be amended or modified in writing by the Company, the Guarantors and each Supporting Holder.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

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ARMSTRONG ENERGY, INC.,

By:     /s/ Martin D. Wilson
Name: Martin D. Wilson
Title: President & CEO

ARMSTRONG AIR, LLC
as a Guarantor

By:    /s/ Martin D. Wilson
Name: Martin D. Wilson
Title: President

ARMSTRONG COAL COMPANY, INC.,
as a Guarantor

By:    /s/ Martin D. Wilson
Name: Martin D. Wilson
Title: President

ARMSTRONG ENERGY HOLDINGS, INC.,
as a Guarantor

By:    /s/ Martin D. Wilson
Name: Martin D. Wilson
Title: President

WESTERN DIAMOND LLC,
as a Guarantor

By:    /s/ Martin D. Wilson
Name: Martin D. Wilson
Title: President & CFO

[Signature Page to Third Supplemental Forbearance Agreement]

WESTERN LAND COMPANY, LLC,
as a Guarantor

By:    /s/ Martin D. Wilson
Name: Martin D. Wilson
Title: Manager

ARMSTRONG ENERGY HOLDINGS, INC., as Sole Member of ARMSTRONG LOGISTICS SERVICES, LLC,
as a Guarantor

By:    /s/ Martin D. Wilson
Name: Martin D. Wilson
Title: President

THOROUGHFARE MINING, LLC,
as a Guarantor

By:    /s/ Martin D. Wilson
Name: Martin D. Wilson
Title: President & CEO

ARMSTRONG COAL SALES, LLC,
as a Guarantor

By:    /s/ Martin D. Wilson
Name: Martin D. Wilson
Title: President

[Signature Page to Third Supplemental Forbearance Agreement]

[Signature Page to Third Supplemental Forbearance Agreement]

Exhibit A

FORM OF THIRD SUPPLEMENTAL FORBEARANCE JOINDER AGREEMENT
[●], 2017
Armstrong Energy, Inc.
7733 Forsyth Boulevard
Suite 1625
Saint Louis, Missouri 63105
Attention: Eric Waller, General Counsel
RE:    Forbearance Agreement
Ladies and Gentlemen:
Reference is made to the Third Supplemental Forbearance Agreement dated as of September [●], 2017 entered into between the Company, the Guarantors, and the Supporting Holders party thereto (such Third Supplemental Forbearance Agreement, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Third Supplemental Forbearance Joinder Agreement, being the “Third Supplemental Forbearance Agreement”). Any capitalized terms not defined in this Third Supplemental Forbearance Joinder Agreement have the meanings given to them in the Third Supplemental Forbearance Agreement.
SECTION I.      Joining Obligations Under the Third Supplemental Forbearance Agreement. The undersigned (the “Joining Noteholder”) hereby agrees, as of the date first above written, to join and to be bound as a Supporting Holder by all of the terms and conditions of the Third Supplemental Forbearance Agreement, to the same extent as each of the other Supporting Holders thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Third Supplemental Forbearance Agreement to a “Supporting Holder” shall also mean and be a reference to the undersigned, including the making of each representation and warranty set forth in Section 5 of the Third Supplemental Forbearance Agreement.
SECTION II.      Execution and Delivery. Delivery of an executed counterpart of a signature page to this Third Supplemental Forbearance Joinder Agreement by telecopier or in .PDF or similar format by email shall be effective as delivery of an original executed counterpart of this Third Supplemental Forbearance Joinder Agreement. For the avoidance of doubt, the Obligors do not need to separately execute this Third Supplemental Forbearance Joinder Agreement but are nevertheless bound by the terms of the Third Supplemental Forbearance Agreement with respect to the Joining Noteholder as if such Joining Noteholder were a party to the Third Supplemental Forbearance Agreement.
SECTION III.      Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. The parties hereto hereby agree that Sections 7.06 and 7.11 of the Forbearance Agreement shall apply to this Third Supplemental Forbearance Joinder Agreement.

Very truly yours,
[●]

By	Name: Title:
Noteholder’s principal amount of Notes: $_____